Exhibit 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Announces Fourth-Quarter and Full-Year 2020 Financial and Operating Results
Provides 2021 Capital Budget and Production Expectations
TULSA, OK - February 22, 2021 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or the "Company") today announced its fourth-quarter and full-year 2020 financial and operating results.
Full-Year 2020 Highlights
•Fully transitioned development operations to Howard County acreage and successfully completed the Company's first well package
•Added 4,000 net acres in Howard County at an average price of $7,200 per net undeveloped acre
•Produced an average of 87,750 barrels of oil equivalent ("BOE") per day and 26,849 barrels of oil per day ("BOPD"), an increase of 8% and a decrease of 6%, respectively, from full-year 2019, while reducing capital expenditures by 27% over the same period
•Reduced drilling and completions costs during the year by 21%, to $540 per foot from $680 per foot
•Reduced unit lease operating expenses ("LOE") by 17% from full-year 2019
•Reduced unit general and administrative expenses ("G&A"), excluding long-term incentive plan expenses ("LTIP"), by 21% from full-year 2019
•Reduced volume of flared/vented natural gas by 58% from full-year 2019, flaring/venting only 0.71% of the Company's produced natural gas during full-year 2020
•Received $234.1 million from settlements of matured/terminated derivatives
•Extended all term-debt maturities to 2025 and 2028 and repurchased $61 million of term-debt in open market purchases for 62.5% of par
"Despite the unprecedented challenges of COVID and the resulting energy demand and commodity price weakness during 2020, the Laredo team adapted to working remotely and executed on the transformational strategy we communicated in November 2019," stated Jason Pigott, President and Chief Executive Officer. "We continued to deliver by driving down drilling and completions costs, reducing both unit LOE and G&A expenses, adding additional acreage in Howard County and managing financial risk by extending our term-debt maturities and maintaining a robust commodity hedging program."

Full-Year 2021 Outlook and Highlights
•2021 capital budget is expected to generate $25 million to $40 million of Free Cash Flow1 at $52.50 WTI and $2.75 Henry Hub
•2021 capital budget is expected to maximize capital efficiency with consistent activity throughout the year, which, combined with lower costs, results in 25% more completed lateral feet than 2020, with the same drilling and completions budget
•Focus on oily development in Howard County expected to generate consistent oil production growth
•Release of the Company's inaugural ESG and Climate Risk Report, which outlines reduction targets for GHG emissions, methane emissions and flaring and discloses data in alignment with Sustainability Accounting Standards Board ("SASB"), the Task Force on Climate-related Financial Disclosures ("TCFD") and the International Petroleum Industry Environmental Conservation Association ("IPIECA") frameworks
"We are very excited about our budgeted plan for 2021," continued Mr. Pigott. "Our first development package in Howard County continues to perform well and we began completions operations on our second package in the fourth quarter of 2020. Focusing our capital in Howard County during 2021 is expected to result in meaningful capital efficiency gains and Free Cash Flow generation. We have also released our inaugural ESG and Climate Risk Report and are pleased to highlight our successes in all ESG practices and demonstrate our commitment to sustainable development by setting year-end 2025 GHG intensity, flaring and methane emission reduction targets. As we move forward with our plan, we expect the sustainable, highly productive development strategy we have implemented to create value for all of our stakeholders."
2020 Financial Results
For the fourth quarter of 2020, the Company reported a net loss attributable to common stockholders of $165.9 million, or $14.18 per diluted share, which includes a non-cash full cost ceiling impairment charge of $109.8 million. Adjusted Net Income, a non-GAAP financial measure, for the fourth quarter of 2020 was $37.8 million, or $3.22 per adjusted diluted share. Adjusted EBITDA, a non-GAAP financial measure, for the fourth quarter of 2020 was $120.0 million.
For full-year 2020, the Company reported a net loss attributable to common stockholders of $874.2 million, or $74.92 per diluted share, which includes a non-cash full cost ceiling impairment charge of $889.5 million. Adjusted Net Income for full-year 2020 was $134.3 million, or $11.47 per adjusted diluted share, and Adjusted EBITDA was $506.9 million.
Please see supplemental financial information at the end of this release for reconciliations of non-GAAP financial measures, including calculations of Adjusted EBITDA, Adjusted Net Income and Free Cash Flow.
Environmental, Social, Governance
Laredo has consistently demonstrated its commitment to sustainable development, investing in the infrastructure and equipment required to minimize the flaring and venting of produced natural gas and reduce spills of both oil and water. During 2020, Laredo reduced its flared/vented natural gas volumes by 58% from full-year 2019, decreasing flared/vented natural gas as a percentage of produced natural gas from 1.95% in 2019 to 0.71% in 2020. Relatedly, in the second half of 2020, the Company flared/vented just 0.12% of its produced natural gas, further demonstrating its position as one of the best operators in the basin. Additionally, Laredo reduced its oil/water spill rate by 29% during 2020, employing improved monitoring technology to quicken response times.
Although Laredo's flaring and venting practices are already among the best in the Permian Basin, the Board furthered the Company's commitment in 2020 by including flaring/venting and oil/water spills metrics in the executive compensation program. These metrics will be further aligned in 2021 with the emission reductions targets announced in our inaugural ESG and Climate Risk Report.
Laredo is determined to maintain its leadership in sustainability practices and, accordingly, today released its inaugural ESG and Climate Risk Report, based on 2019 data. The Company's disclosures are in alignment with SASB, TCFD and IPIECA reporting frameworks and highlight Laredo's Board diversity and women in leadership, as well as the Company's emissions reduction targets. The Company is proud of its commitment to reduce GHG intensity by 20%, reduce methane emissions to less than 0.20% of natural gas production and eliminate routine flaring, all by 2025. Enhancing this commitment, the Board amended the Nominating and Corporate Governance Committee charter to include the monitoring and evaluation of programs and policies relating to ESG matters and has updated the committee name to the Nominating, Corporate Governance, Social and Environmental Committee to reflect these responsibilities.
Additionally, the Company named David Ferris as Vice President and Chief Sustainability Officer. David will join Laredo in late February and brings a wealth of operational and ESG leadership experience. As a consultant, David was instrumental in the completion of the Company's inaugural ESG and Climate Risk Report and will be managing future efforts related to the Company's emissions reduction targets and the implementation of its ESG strategies.
Operations Summary
In the fourth quarter of 2020, Laredo's total production averaged 82,552 BOE per day, including oil production of 21,929 BOPD. During the quarter, the Company completed 15 wells, all in Howard County. Additionally, completions activities on the Company's second well package were ahead of schedule, as work on four wells was accelerated into the fourth quarter of 2020 from the first quarter of 2021.
Laredo's first wells in Howard County, the 15-well Passow/Gilbert package, are expected to reach peak rates during the first quarter of 2021 and have a significant impact on first-quarter 2021 oil production. All wells in the package have begun producing oil and oil production on the four Lower Spraberry wells is still increasing. The package maintained average production of 10,000 gross BOPD for 26 consecutive days prior to the arrival of the winter storms currently impacting the Permian Basin.
Extended freezing temperatures and severe icing have affected the Company's Permian Basin operations for the last 12 days. As always, Laredo's commitment to the safety of its team members and managing its environmental impact is the Company's first priority, and Laredo has experienced zero safety incidents and fluid releases due to the weather.

Multiple challenges, including lack of field gas and electricity needed for power, shuttered takeaway and processing capacity, access to well sites and facilities, and inoperable vapor recovery units necessary for environmental compliance, have impeded production operations over this 12-day time frame. Additionally, completions operations were unable to proceed, delaying the drilling out of plugs on the Company's 12-well Trentino/Whitmire package in Howard County.
Through the hard work and dedication of our team members, drilling and completions operations have resumed and production is returning to pre-storm levels. The Company currently estimates that the combined impact of shut-in production and completions delays will reduce first-quarter 2021 total production by approximately 8,000 BOE per day and oil production by approximately 3,000 BOPD.
The Company is currently operating two drilling rigs and one completions crew in Howard County. Laredo expects to complete 12 wells in Howard County during the first quarter of 2021, although they will be pushed to the end of the quarter due to weather delays.
2020 Reserves
Laredo grew proved developed reserves by 4% in 2020, an increase of 10.0 million BOE from volumes at year-end 2019. The primary driver of this increase was the shift in development to Howard County, where the Company booked 7.4 million BOE (65% oil) of proved developed reserves, representing 10% of Laredo's proved developed reserves value.
Proved undeveloped reserves ("PUDs") declined by 25.1 million BOE in 2020, primarily as a result of PUD reserves being converted to proved developed reserves and fewer new PUD locations being booked in a low commodity price environment. Laredo has traditionally been conservative in booking PUDs, which now represent only 9% of proved reserves by volume and 5% by value.
Laredo's proved reserves were valued at $1.01 billion at year-end 2020, based on SEC benchmark pricing of $36.04 for oil and $1.21 for natural gas. The PV-10 value, a non-GAAP financial measure, of the Company's proved reserves at year-end 2020 was $1.03 billion, of which $971 million was proved developed reserves. At benchmark prices of $50 WTI and $2.75 Henry Hub, Laredo estimates the PV-10 value of its year-end 2020 proved developed reserves to be $1.76 billion.
Expenses
Laredo substantially reduced both operating and G&A expenses during 2020. Combined unit LOE and G&A, excluding LTIP, were $3.84 per BOE during 2020, a reduction of 18% from $4.71 per BOE in 2019.
In 2021, the Company expects unit LOE to increase from 2020 levels and to average of slightly more than $3.00 per BOE. Utilization of ESPs for artificial lift in Howard County is expected to result in higher operating expenses compared to the Company's established leasehold, but is minimal compared to the higher margins generated in Howard County.

Total G&A, including LTIP, during 2021 is expected to remain flat on a total dollar basis as the Company remains focused on maintaining current staffing levels, but will likely increase slightly on a unit basis as total production is expected to be lower versus 2020.
Fourth-Quarter and Full-Year 2020 Costs Incurred
During the fourth quarter of 2020, total costs incurred were $76 million, excluding non-budgeted acquisitions, comprised of $66 million in drilling and completions activities, $1 million in land, exploration and data related costs, $2 million in infrastructure, including Laredo Midstream Services investments, and $7 million in other capitalized costs. Costs incurred during the fourth quarter of 2020 slightly exceeded the high end of Company expectations due to completions activity that was planned for first-quarter 2021 being accelerated into fourth-quarter 2020.
Total costs incurred for full-year 2020 were $351 million, a reduction of $131 million from 2019.
2021 Budget and Production Expectations
The Company's capital program for 2021 is almost entirely focused on the development of its highly productive Howard County leasehold. Operations are designed to maximize capital efficiency by consistently running one completions crew for the entire year. Continued improvements in drilled and completed feet per day in the Company's Howard County operations and innovations such as the Company-owned sand mine are driving additional productivity gains and higher activity levels, without adding additional completions crews or drilling rigs.
Laredo expects to invest $360 million in 2021, excluding non-budgeted acquisitions. The components of the capital program include $300 million for drilling, completions and equipment, $30 million for production facilities and equipment and land, and $30 million for other capitalized items.
The Company expects its 2021 development plan to result in a significant improvement in overall capital efficiency with a full-year of operations directed to Howard County. Oil production for full-year 2021 is expected to average 27,250 - 29,250 BOPD, reduced for weather impact of 750 BOPD, with steady growth anticipated throughout the year. Total production is expected to decline to an average of 80,000 - 85,000 BOE per day, reduced for weather impact of 2,000 BOE per day, as the Company moves development from its gassier, established acreage position to its oilier, new acreage position in Howard County.
The 2021 capital plan is supported by a very robust hedging program, with 78% of expected 2021 oil production and 68% of expected 2021 total production hedged, based on the midpoint of guidance. At benchmark pricing of $52.50 WTI and $2.75 Henry Hub, Laredo expects to generate $25 million to $40 million of Free Cash Flow1. The Company remains committed to maintaining a consistent development program and plans to utilize Free Cash Flow to reduce debt.
Please see the table in the appendix of Laredo's Fourth-Quarter 2020 Earnings Presentation posted to the Company's website for the full details of the Company's commodity derivatives.

Liquidity
At December 31, 2020, the Company had outstanding borrowings of $255 million on its $725 million senior secured credit facility, resulting in available capacity, after the reduction for outstanding letters of credit, of $426 million. Including cash and cash equivalents of $49 million, total liquidity was $475 million.
At February 22, 2021, the Company had outstanding borrowings of $250 million on its $725 million senior secured credit facility, resulting in available capacity, after the reduction for outstanding letters of credit, of $431 million. Including cash and cash equivalents of $47 million, total liquidity was $478 million.
First-Quarter and Full-Year 2021 Guidance
The table below reflects the Company's first-quarter and full-year guidance for total and oil production for 2021. Guidance for first-quarter and full-year 2021 adjusts for recent severe freezing weather in the Permian Basin operating area. The Company estimates total production and oil production for the first quarter of 2021 were reduced by 8,000 BOE per day and 3,000 BOPD, respectively, for weather impact. The Company estimates total production and oil production for full-year 2021 were reduced by 2,000 BOE per day and 750 BOPD, respectively, for weather impact.

	1Q-21E	FY-21E
Total production (MBOE per day)	73.0 - 76.0	80.0 - 85.0
Oil production (MBOPD)	22.0 - 23.0	27.3 - 29.3
The table below reflects the Company's guidance for selected revenue and expense items for the first quarter of 2021. Expense items that are guided to on a unit basis have been increased by approximately 10% as a result of the 8,000 BOE per day weather impact to first-quarter 2021 production.

1Q-21E
Average sales price realizations (excluding derivatives):
Oil (% of WTI)	100%
NGL (% of WTI)	32%
Natural gas (% of Henry Hub)	72%

Other ($ MM):
Net income (expense) of purchased oil	($2.6)

Selected average costs & expenses:
Lease operating expenses ($/BOE)	$3.45
Production and ad valorem taxes (% of oil, NGL and natural gas sales revenues)	7.00%
Transportation and marketing expenses ($/BOE)	$1.75
General and administrative expenses (excluding LTIP, $/BOE)	$1.35
General and administrative expenses (LTIP cash and non-cash, $/BOE)	$0.50
Depletion, depreciation and amortization ($/BOE)	$6.10
Conference Call Details
On Tuesday, February 23, 2021, at 7:30 a.m. CT, Laredo will host a conference call to discuss its fourth-quarter and full-year 2020 financial and operating results and management's outlook, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the call will be posted to the Company's website and available for review. The Company invites interested parties to listen to the call via the Company's website at www.laredopetro.com, under the tab for "Investor Relations." Portfolio managers and analysts who would like to participate on the call should dial 877.930.8286 (international dial-in 253.336.8309), using conference code 7561618, 10 minutes prior to the scheduled conference time. A telephonic replay will be available two hours after the call on February 23, 2021 through Tuesday, March 2, 2021. Participants may access this replay by dialing 855.859.2056, using conference code 7561618.
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release and any oral statements made regarding the contents of this release, including in the conference call referenced herein, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.
General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries ("OPEC+"), the outbreak of disease, such as the coronavirus ("COVID-19") pandemic, and any related government policies and actions, changes in domestic and global production, supply and demand for commodities, including as a result of the COVID-19 pandemic and actions by OPEC+, long-term performance of wells, drilling and operating risks, the increase in service and supply costs, tariffs on steel, pipeline transportation and storage constraints in the Permian Basin, the possibility of production curtailment, hedging activities, the impacts of severe weather, including the freezing of wells and pipelines in the Permian Basin due to cold weather, possible impacts of litigation and regulations, the impact of the Company's transactions, if any, with its securities from time to time, the impact of new laws and regulations, including those regarding the use of hydraulic fracturing, the impact of new environmental, health and safety requirements applicable to the Company's business activities, the possibility of the elimination of federal income tax deductions for oil and gas exploration and development and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2019, Amendment No. 1 to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). These documents are available through Laredo's website at www.laredopetro.com under the tab "Investor Relations" or through the SEC's Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Any forward-looking statement speaks only as of the date on which such statement is made. Laredo does not intend to, and disclaims any obligation to, correct update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
The SEC generally permits oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, and certain probable and possible reserves that meet the SEC's definitions for such terms. In this press release and the conference call, the Company may use the terms "resource potential," "resource play," "estimated ultimate recovery" or "EURs," "type curve" and "standardized measure," each of which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. These terms refer to the Company’s internal estimates of unbooked hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques. "Resource potential" is used by the Company to refer to the estimated quantities of hydrocarbons that may be added to proved reserves, largely from a specified resource play potentially supporting numerous drilling locations. A "resource play" is a term used by the Company to describe an accumulation of hydrocarbons known to exist over a large areal expanse and/or thick vertical section potentially supporting numerous drilling locations, which, when compared to a conventional play, typically has a lower geological and/or commercial development risk. "EURs" are based on the Company’s previous operating experience in a given area and publicly available information relating to the operations of producers who are conducting operations in these areas. Unbooked resource potential and "EURs" do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and do not include any proved reserves. Actual quantities of reserves that may be ultimately recovered from the Company’s interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil, natural gas liquids and natural gas prices, well spacing, drilling and production costs, availability and cost of drilling services and equipment, lease expirations, transportation constraints, regulatory approvals, negative revisions to reserve estimates and other factors, as well as actual drilling results, including geological and mechanical factors affecting recovery rates. "EURs" from reserves may change significantly as development of the Company’s core assets provides additional data. In addition, the Company's production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. "Type curve" refers to a production profile of a well, or a particular category of wells, for a specific play and/or area. The "standardized measure" of discounted future new cash flows is calculated in accordance with SEC regulations and a discount rate of 10%. Actual results may vary considerably and should not be considered to represent the fair market value of the Company’s proved reserves.
This press release and any accompanying disclosures include financial measures that are not in accordance with generally accepted accounting principles ("GAAP"), such as Adjusted EBITDA, Adjusted Net Income and Free Cash Flow. While management believes that such measures are useful for investors, they should not be used as a replacement for financial measures that are in accordance with GAAP. For a reconciliation of such non-GAAP financial measures to the nearest comparable measure in accordance with GAAP, please see the supplemental financial information at the end of this press release.
Unless otherwise specified, references to "average sales price" refer to average sales price excluding the effects of the Company's derivative transactions.
All amounts, dollars and percentages presented in this press release are rounded and therefore approximate.

Laredo Petroleum, Inc.
Selected operating data

	Three months ended December 31,		Years ended December 31,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Sales volumes:
Oil (MBbl)	2,018	2,511	9,827	10,376
NGL (MBbl)	2,636	2,475	10,615	9,118
Natural gas (MMcf)	17,648	16,438	70,049	60,169
Oil equivalents (MBOE)(1)(2)	7,595	7,725	32,117	29,522
Average daily oil equivalent sales volumes (BOE/D)(2)	82,552	83,968	87,750	80,883
Average daily oil sales volumes (BOPD)(2)	21,929	27,296	26,849	28,429
Average sales prices(2):
Oil ($/Bbl)(3)	$41.82	$56.55	$37.43	$55.21
NGL ($/Bbl)(3)	$10.82	$10.26	$7.37	$11.00
Natural gas ($/Mcf)(3)	$1.19	$0.74	$0.72	$0.55
Average sales price ($/BOE)(3)	$17.63	$23.24	$15.45	$23.93
Oil, with commodity derivatives ($/Bbl)(4)	$60.52	$56.79	$56.41	$54.37
NGL, with commodity derivatives ($/Bbl)(4)	$11.43	$13.02	$9.12	$13.61
Natural gas, with commodity derivatives ($/Mcf)(4)	$1.31	$0.94	$1.02	$1.05
Average sales price, with commodity derivatives ($/BOE)(4)	$23.08	$24.62	$22.50	$25.45
Selected average costs and expenses per BOE sold(2):
Lease operating expenses	$2.57	$2.84	$2.55	$3.08
Production and ad valorem taxes	1.07	1.43	1.03	1.38
Transportation and marketing expenses	1.59	1.32	1.55	0.86
Midstream service expenses	0.09	0.14	0.12	0.15
General and administrative (excluding LTIP)	1.71	1.37	1.29	1.63
Total selected operating expenses	$7.03	$7.10	$6.54	$7.10
General and administrative (LTIP):
LTIP cash	$0.12	$—	$0.06	$—
LTIP non-cash	$0.25	$0.35	$0.22	$0.22
Depletion, depreciation and amortization	$5.56	$8.78	$6.76	$9.00
_______________________________________________________________________________
(1)BOE is calculated using a conversion rate of six Mcf per one Bbl.
(2)The numbers presented are calculated based on actual amounts that are not rounded.
(3)Price reflects the average of actual sales prices received when control passes to the purchaser/customer adjusted for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point.
(4)Price reflects the after-effects of the Company's commodity derivative transactions on it's average sales prices. The Company's calculation of such after-effects includes settlements of matured commodity derivatives during the respective periods in accordance with GAAP and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to commodity derivatives that settled during the respective periods.

Laredo Petroleum, Inc.
Condensed consolidated statements of operations

	Three months ended December 31,		Years ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenues:
Oil, NGL and natural gas sales	$133,865	$179,558	$496,355	$706,548
Midstream service revenues	1,534	3,356	8,249	11,928
Sales of purchased oil	52,666	35,208	172,588	118,805
Total revenues	188,065	218,122	677,192	837,281
Costs and expenses:
Lease operating expenses	19,549	21,948	82,020	90,786
Production and ad valorem taxes	8,115	11,080	33,050	40,712
Transportation and marketing expenses	12,041	10,164	49,927	25,397
Midstream service expenses	704	1,085	3,762	4,486
Costs of purchased oil	56,728	39,034	194,862	122,638
General and administrative	15,840	13,302	50,534	54,729
Organizational restructuring expenses	—	—	4,200	16,371
Depletion, depreciation and amortization	42,210	67,846	217,101	265,746
Impairment expense	109,804	222,999	899,039	620,889
Other operating expenses	1,105	1,041	4,430	4,118
Total costs and expenses	266,096	388,499	1,538,925	1,245,872
Operating loss	(78,031)	(170,377)	(861,733)	(408,591)
Non-operating income (expense):
Gain (loss) on derivatives, net	(81,935)	(57,562)	80,114	79,151
Interest expense	(26,139)	(15,044)	(105,009)	(61,547)
Litigation settlement	—	—	—	42,500
Gain on extinguishment of debt, net	22,309	—	8,989	—
Other, net	1,072	(514)	(480)	3,440
Total non-operating income (expense), net	(84,693)	(73,120)	(16,386)	63,544
Loss before income taxes	(162,724)	(243,497)	(878,119)	(345,047)
Income tax (expense) benefit:
Deferred	(3,208)	1,776	3,946	2,588
Total income tax (expense) benefit	(3,208)	1,776	3,946	2,588
Net loss	$(165,932)	$(241,721)	$(874,173)	$(342,459)
Net loss per common share(1):
Basic	$(14.18)	$(20.86)	$(74.92)	$(29.61)
Diluted	$(14.18)	$(20.86)	$(74.92)	$(29.61)
Weighted-average common shares outstanding(1):
Basic	11,702	11,586	11,668	11,565
Diluted	11,702	11,586	11,668	11,565
_______________________________________________________________________________
(1)Net loss per common share and weighted-average common shares outstanding were retroactively adjusted for the Company's 1-for-20 reverse stock split effective June 1, 2020.

Laredo Petroleum, Inc.
Condensed consolidated statements of cash flows

	Three months ended December 31,		Years ended December 31,
(in thousands)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net loss	$(165,932)	$(241,721)	$(874,173)	$(342,459)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-settled equity-based compensation, net	2,106	3,046	8,217	8,290
Depletion, depreciation and amortization	42,210	67,846	217,101	265,746
Impairment expense	109,804	222,999	899,039	620,889
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	81,935	57,562	(80,114)	(79,151)
Settlements received for matured derivatives, net	41,786	14,394	228,221	63,221
Settlements received (paid) for early-terminated commodity derivatives, net	—	—	6,340	(5,409)
Premiums paid for commodity derivatives	—	(1,399)	(51,070)	(9,063)
Gain on extinguishment of debt, net	(22,309)	—	(8,989)	—
Deferred income tax expense (benefit)	3,208	(1,776)	(3,946)	(2,588)
Other, net	4,767	6,996	22,723	21,791
Cash flows from operating activities before changes in operating assets and liabilities, net	97,575	127,947	363,349	541,267
Change in current assets and liabilities, net	17,601	(15,818)	36,699	(64,123)
Change in noncurrent assets and liabilities, net	(5,406)	(3,923)	(16,658)	(2,070)
Net cash provided by operating activities	109,770	108,206	383,390	475,074
Cash flows from investing activities:
Acquisitions of oil and natural gas properties	(12,223)	(196,404)	(35,786)	(199,284)
Capital expenditures:
Oil and natural gas properties	(69,082)	(90,803)	(347,359)	(458,985)
Midstream service assets	(654)	(1,169)	(3,171)	(7,910)
Other fixed assets	(1,235)	(713)	(4,259)	(2,433)
Proceeds from dispositions of capital assets, net of selling costs	95	54	1,337	6,901
Net cash used in investing activities	(83,099)	(289,035)	(389,238)	(661,711)
Cash flows from financing activities:
Borrowings on Senior Secured Credit Facility	35,000	195,000	80,000	275,000
Payments on Senior Secured Credit Facility	(15,000)	(5,000)	(200,000)	(90,000)
Issuance of January 2025 Notes and January 2028 Notes	—	—	1,000,000	—
Extinguishment of debt	(38,139)	—	(846,994)	—
Payments for debt issuance costs	(28)	—	(18,479)	—
Other, net	(5)	(7)	(779)	(2,657)
Net cash (used in) provided by financing activities	(18,172)	189,993	13,748	182,343
Net increase (decrease) in cash and cash equivalents	8,499	9,164	7,900	(4,294)
Cash and cash equivalents, beginning of period	40,258	31,693	40,857	45,151
Cash and cash equivalents, end of period	$48,757	$40,857	$48,757	$40,857

Laredo Petroleum, Inc.
Total Costs Incurred
The following table presents the components of the Company's costs incurred, excluding non-budgeted acquisition costs, for the periods presented:

	Three months ended December 31,		Years ended December 31,
(in thousands)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Oil and natural gas properties	$74,223	$104,616	$344,160	$470,455
Midstream service assets	288	1,071	2,985	8,655
Other fixed assets	1,056	504	4,148	2,470
Total costs incurred, excluding non-budgeted acquisition costs	$75,567	$106,191	$351,293	$481,580

Laredo Petroleum, Inc.
Supplemental reconciliations of GAAP to non-GAAP financial measures

Non-GAAP financial measures
The non-GAAP financial measures of Free Cash Flow, Adjusted Net Income and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Therefore, these non-GAAP financial measures should be considered in conjunction with net income or loss and other performance measures prepared in accordance with GAAP, such as operating income or loss or cash flows from operating activities. Free Cash Flow, Adjusted Net Income and Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of liquidity or financial performance.
1Free Cash Flow (Unaudited)
Free Cash Flow is a non-GAAP financial measure that the Company defines as net cash provided by operating activities (GAAP) before changes in operating assets and liabilities, net, less costs incurred, excluding non-budgeted acquisition costs. Free Cash Flow does not represent funds available for future discretionary use because it excludes funds required for future debt service, capital expenditures, acquisitions, working capital, income taxes, franchise taxes and other commitments and obligations. However, management believes Free Cash Flow is useful to management and investors in evaluating operating trends in its business that are affected by production, commodity prices, operating costs and other related factors. There are significant limitations to the use of Free Cash Flow as a measure of performance, including the lack of comparability due to the different methods of calculating Free Cash Flow reported by different companies.
The Company does not provide guidance on the reconciling items between forecasted net cash provided by operating activities and forecasted Free Cash Flow due to the uncertainty regarding timing and estimates of these items. Laredo provides a range for the forecasts of net cash provided by operating activities and Free Cash Flow to allow for the variability in timing and uncertainty of estimates of reconciling items between forecasted net cash provided by operating activities and forecasted Free Cash Flow. Therefore, the Company cannot reconcile forecasted net cash provided by operating activities to forecasted Free Cash Flow without unreasonable effort.
The following table presents a reconciliation of net cash provided by operating activities (GAAP) to Free Cash Flow (non-GAAP) for the periods presented:

	Three months ended December 31,		Years ended December 31,
(in thousands)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Net cash provided by operating activities	$109,770	$108,206	$383,390	$475,074
Less:
Change in current assets and liabilities, net	17,601	(15,818)	36,699	(64,123)
Change in noncurrent assets and liabilities, net	(5,406)	(3,923)	(16,658)	(2,070)
Cash flows from operating activities before changes in operating assets and liabilities, net	97,575	127,947	363,349	541,267
Less costs incurred, excluding non-budgeted acquisition costs:
Oil and natural gas properties(1)	$74,223	$104,616	$344,160	$470,455
Midstream service assets(1)	288	1,071	2,985	8,655
Other fixed assets	1,056	504	4,148	2,470
Total costs incurred, excluding non-budgeted acquisition costs	$75,567	$106,191	$351,293	$481,580
Free Cash Flow (non-GAAP)	$22,008	$21,756	$12,056	$59,687
_____________________________________________________________________________
(1)Includes capitalized share-settled equity-based compensation and asset retirement costs.

Adjusted Net Income (Unaudited)
Adjusted Net Income is a non-GAAP financial measure that the Company defines as income or loss before income taxes plus adjustments for mark-to-market on derivatives, premiums paid for commodity derivatives that matured during the period, impairment expense, gains or losses on disposal of assets, other non-recurring income and expenses and adjusted income tax expense. Management believes Adjusted Net Income helps investors in the oil and natural gas industry to measure and compare the Company's performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.
The following table presents a reconciliation of loss before income taxes (GAAP) to Adjusted Net Income (non-GAAP) for the periods presented:

	Three months ended December 31,		Years ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Loss before income taxes	$(162,724)	$(243,497)	$(878,119)	$(345,047)
Plus:
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	81,935	57,562	(80,114)	(79,151)
Settlements received for matured derivatives, net	41,786	14,394	228,221	63,221
Settlements received (paid) for early-terminated commodity derivatives, net	—	—	6,340	(5,409)
Premiums paid for commodity derivatives that matured during the period(1)	—	(1,399)	(477)	(9,063)
Organizational restructuring expenses	—	—	4,200	16,371
Impairment expense	109,804	222,999	899,039	620,889
Gain on extinguishment of debt, net	(22,309)	—	(8,989)	—
Litigation settlement	—	—	—	(42,500)
(Gain) loss on disposal of assets, net	(94)	(67)	963	248
Write-off of debt issuance costs	—	935	1,103	935
Adjusted income before adjusted income tax expense	48,398	50,927	172,167	220,494
Adjusted income tax expense(2)	(10,648)	(11,204)	(37,877)	(48,509)
Adjusted Net Income (non-GAAP)	$37,750	$39,723	$134,290	$171,985
Net loss per common share(3):
Basic	$(14.18)	$(20.86)	$(74.92)	$(29.61)
Diluted	$(14.18)	$(20.86)	$(74.92)	$(29.61)
Adjusted Net Income per common share(3):
Basic	$3.23	$3.43	$11.51	$14.87
Diluted	$3.23	$3.43	$11.51	$14.87
Adjusted diluted	$3.22	$3.43	$11.47	$14.83
Weighted-average common shares outstanding(3):
Basic	11,702	11,586	11,668	11,565
Diluted	11,702	11,586	11,668	11,565
Adjusted diluted	11,709	11,591	11,712	11,595
_______________________________________________________________________________
(1)Reflects premiums incurred previously or upon settlement that are attributable to derivatives settled in the respective periods presented and were not a result of a hedge restructuring.
(2)Adjusted income tax expense is calculated by applying a statutory tax rate of 22% for each of the periods ended December 31, 2020 and 2019.
(3)Net loss per common share, Adjusted Net Income per common share and weighted-average common shares outstanding were retroactively adjusted for the Company's 1-for-20 reverse stock split effective June 1, 2020.

Adjusted EBITDA (Unaudited)
Adjusted EBITDA is a non-GAAP financial measure that the Company defines as net income or loss plus adjustments for share-settled equity-based compensation, depletion, depreciation and amortization, impairment expense, mark-to-market on derivatives, premiums paid for commodity derivatives that matured during the period, accretion expense, gains or losses on disposal of assets, interest expense, income taxes and other non-recurring income and expenses. Adjusted EBITDA provides no information regarding a company's capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Adjusted EBITDA does not represent funds available for future discretionary use because it excludes funds required for debt service, capital expenditures, working capital, income taxes, franchise taxes and other commitments and obligations. However, management believes Adjusted EBITDA is useful to an investor in evaluating the Company's operating performance because this measure:
•is widely used by investors in the oil and natural gas industry to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon accounting methods, the book value of assets, capital structure and the method by which assets were acquired, among other factors;
•helps investors to more meaningfully evaluate and compare the results of the Company's operations from period to period by removing the effect of its capital structure from its operating structure; and
• is used by management for various purposes, including as a measure of operating performance, in presentations to the Company's board of directors and as a basis for strategic planning and forecasting.
There are significant limitations to the use of Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company's net income or loss and the lack of comparability of results of operations to different companies due to the different methods of calculating Adjusted EBITDA reported by different companies. The Company's measurements of Adjusted EBITDA for financial reporting as compared to compliance under its debt agreements differ.
The following table presents a reconciliation of net loss (GAAP) to Adjusted EBITDA (non-GAAP) for the periods presented:

	Three months ended December 31,		Years ended December 31,
(in thousands)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Net loss	$(165,932)	$(241,721)	$(874,173)	$(342,459)
Plus:
Share-settled equity-based compensation, net	2,106	3,046	8,217	8,290
Depletion, depreciation and amortization	42,210	67,846	217,101	265,746
Impairment expense	109,804	222,999	899,039	620,889
Organizational restructuring expenses	—	—	4,200	16,371
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	81,935	57,562	(80,114)	(79,151)
Settlements received for matured derivatives, net	41,786	14,394	228,221	63,221
Settlements received (paid) for early-terminated commodity derivatives, net	—	—	6,340	(5,409)
Premiums paid for commodity derivatives that matured during the period(1)	—	(1,399)	(477)	(9,063)
Accretion expense	1,105	1,041	4,430	4,118
(Gain) loss on disposal of assets, net	(94)	(67)	963	248
Interest expense	26,139	15,044	105,009	61,547
Gain on extinguishment of debt, net	(22,309)	—	(8,989)	—
Litigation settlement	—	—	—	(42,500)
Write-off of debt issuance costs	—	935	1,103	935
Income tax expense (benefit)	3,208	(1,776)	(3,946)	(2,588)
Adjusted EBITDA (non-GAAP)	$119,958	$137,904	$506,924	$560,195
_____________________________________________________________________________
(1)Reflects premiums incurred previously or upon settlement that are attributable to derivatives settled in the respective periods presented and were not a result of a hedge restructuring.

PV-10 (Unaudited)
PV-10 is a non-GAAP financial measure that is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. Management believes that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to the Company's estimated proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of the Company's proved oil, NGL and natural gas assets. Further, investors may utilize the measure as a basis for comparison of the relative size and value of proved reserves to other companies. The Company uses this measure when assessing the potential return on investment related to proved oil, NGL and natural gas assets. However, PV-10 is not a substitute for the standardized measure of discounted future net cash flows. The PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of the Company's oil, NGL and natural gas reserves of the property.

(in millions)	December 31, 2020
Standardized measure of discounted future net cash flows	$1,015
Less present value of future income taxes discounted at 10%	(11)
PV-10 (non-GAAP)	$1,026

# # #

Investor Contact:
Ron Hagood
918.858.5504
rhagood@laredopetro.com